Exhibit 99

News Release

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Contact: Joseph B. Bower
Treasurer
(814) 765-9621

FOR IMMEDIATE RELEASE

CNB Financial Corporation Reports First Quarter Earnings for 2003

Clearfield, Pennsylvania – April, 2003

CNB Financial Corporation, the parent company of County National Bank, today announced reported earnings of $2.0 million or $0.55 per share for the first quarter of 2003. This represents growth of 8.1% over the same period of 2002. The 2003 first quarter earnings have been affected by the continued lowering of interest rates. As a result, the net yield on earning assets has declined to 6.31% in 2003 compared to 6.84% through the first quarter of 2002.

“2003 is off to a good start with asset growth of $12.4 million and deposit growth of $54.0 million since the beginning of the year. This first quarter growth should support earnings throughout the remainder of 2003,” stated William F. Falger, President and CEO of CNB Financial Corporation. “We are also looking forward to the opening of CNB Insurance Agency later this month. This company will focus on capital appreciation products in the form of annuities. All services will be offered through our 20 retail outlets.”

Financial Highlights (in thousands) (unaudited)	3-31-03	% Change	3-31-02
Total Assets	$680,914	7.5%	$633,482
Net Loans	$422,921	8.9%	$388,223
Total Deposits	$599,168	13.6%	$527,384
Total Equity	$62,339	14.0%	$54,702
Nonperforming Assets	$2,520	6.6%	$2,365
% of Total Assets	0.60%	(1.6%)	0.61%
Trust Assets	$175,727	(15.6%)	$208,245
	2003	First Qtr % Change.	2002
Net Interest Income	$6,198	8.8%	$5,699
Provision for Loan Losses	$540	50.0%	$360
Non-Interest Income	$1,599	11.4%	$1,436
Non-Interest Expenses	$4,555	6.5%	$4,277
Federal Income Taxes	$693	8.3%	$640
Net Income	$2,009	8.1%	$1,858
Earnings Per Share, fully diluted	$0.55	25.0%	$0.44
Dividends Per Share	$0.28	12.0%	$0.25
Return on Average Assets (ROA)	1.21%	(0.1%)	1.22%
Return on Average Equity (ROE)	13.63%	—	13.68%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

County National Bank’s website is www.bankcnb.com.